                                                              Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Corporate Express, Inc. on Form S-3 (the "Registration Statement") of our report dated June 11, 1996 on our audits of the consolidated financial statements and financial statement schedule of Corporate Express, Inc. as of March 2, 1996 and February 25, 1995, and for the years ended March 2, 1996, February 25, 1995, and February 28, 1994 and to the incorporation by reference in this Registration Statement of our report dated August 30, 1996 on our audit of the balance sheet of Check Office Equipment Company as of February 29, 1996, and the related statements of operations, stockholders' equity (parent company investment), and cash flows for the year then ended. We also consent to the reference to our firm under the caption "Experts."



Coopers & Lybrand L.L.P.

Denver, Colorado
September 19, 1996